Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-197036

Supplementing the Preliminary Prospectus

Supplement dated June 26, 2014

(To Prospectus dated June 26, 2014)

$4,500,000,000

Monsanto Company

$500,000,000 1.150% Senior Notes due 2017

$500,000,000 2.125% Senior Notes due 2019

$500,000,000 2.750% Senior Notes due 2021

$750,000,000 3.375% Senior Notes due 2024

$500,000,000 4.200% Senior Notes due 2034

$1,000,000,000 4.400% Senior Notes due 2044

$750,000,000 4.700% Senior Notes due 2064

Pricing Term Sheet

June 26, 2014

Issuer:	Monsanto Company

Format:	SEC Registered

Title:

1.150% Senior Notes due 2017 (the “2017 Notes”)

2.125% Senior Notes due 2019 (the “2019 Notes”)

2.750% Senior Notes due 2021 (the “2021 Notes”)

3.375% Senior Notes due 2024 (the “2024 Notes”)

4.200% Senior Notes due 2034 (the “2034 Notes”)

4.400% Senior Notes due 2044 (the “2044 Notes”)

4.700% Senior Notes due 2064 (the “2064 Notes”)

Principal Amount:	2017 Notes: $500,000,000 2019 Notes: $500,000,000 2021 Notes: $500,000,000 2024 Notes: $750,000,000 2034 Notes: $500,000,000 2044 Notes: $1,000,000,000 2064 Notes: $750,000,000

Maturity Date:	2017 Notes: June 30, 2017 2019 Notes: July 15, 2019 2021 Notes: July 15, 2021 2024 Notes: July 15, 2024 2034 Notes: July 15, 2034 2044 Notes: July 15, 2044 2064 Notes: July 15, 2064

Coupon (Interest Rate):	2017 Notes: 1.150% 2019 Notes: 2.125% 2021 Notes: 2.750% 2024 Notes: 3.375% 2034 Notes: 4.200% 2044 Notes: 4.400% 2064 Notes: 4.700%

Interest Payment Dates:	2017 Notes: June 30 and December 30, commencing December 30, 2014 2019 Notes, 2021 Notes, 2024 Notes, 2034 Notes, 2044 Notes and 2064 Notes: January 15 and July 15, commencing January 15, 2015

Benchmark Treasury:

2017 Notes: UST 0.875% due June 15, 2017

2019 Notes: UST 1.500% due May 31, 2019

2021 Notes: UST 2.000% due May 31, 2021

2024 Notes: UST 2.500% due May 15, 2024

2034 Notes: UST 3.625% due February 15, 2044

2044 Notes: UST 3.625% due February 15, 2044

2064 Notes: UST 3.625% due February 15, 2044

Benchmark Treasury Price and Yield:	2017 Notes: 99-31 1⁄4; 0.883% 2019 Notes: 99-12 3⁄4; 1.627% 2021 Notes: 99-05+; 2.129% 2024 Notes: 99-23; 2.532% 2034 Notes: 105-05+; 3.348% 2044 Notes: 105-05+; 3.348% 2064 Notes: 105-05+; 3.348%

Spread to Benchmark Treasury:

2017 Notes: + 30 basis points

2019 Notes: + 50 basis points

2021 Notes: + 65 basis points

2024 Notes: + 85 basis points

2034 Notes: + 90 basis points

2044 Notes: + 110 basis points

2064 Notes: + 140 basis points

Yield to Maturity:	2017 Notes: 1.183% 2019 Notes: 2.127% 2021 Notes: 2.779% 2024 Notes: 3.382% 2034 Notes: 4.248% 2044 Notes: 4.448% 2064 Notes: 4.748%

Price to Public:	2017 Notes: 99.903% 2019 Notes: 99.990% 2021 Notes: 99.815% 2024 Notes: 99.940% 2034 Notes: 99.355% 2044 Notes: 99.207% 2064 Notes: 99.083%

Underwriting Discount:	2017 Notes: 0.450% 2019 Notes: 0.600% 2021 Notes: 0.625% 2024 Notes: 0.650% 2034 Notes: 0.875% 2044 Notes: 0.875% 2064 Notes: 1.000%

Optional Redemption:

2017 Notes: Make-Whole T+5 basis points

2019 Notes: Make-Whole T+10 basis points

2021 Notes: Make-Whole T+10 basis points

2024 Notes: At any time prior to April 15, 2024 (three months prior to maturity), Make-Whole T+15 basis points

2034 Notes: At any time prior to January 15, 2034 (six months prior to maturity), Make-Whole T+15 basis points

2044 Notes: At any time prior to January 15, 2044 (six months prior to maturity), Make-Whole T+20 basis points

2064 Notes: At any time prior to January 15, 2064 (six months prior to maturity), Make-Whole T+25 basis points

Par Call:

2017 Notes: N/A

2019 Notes: N/A

2021 Notes: N/A

2024 Notes: On or after April 15, 2024

2034 Notes: On or after January 15, 2034

2044 Notes: On or after January 15, 2044

2064 Notes: On or after January 15, 2064

Tax Event Redemption of 2064 Notes:	Callable at par within 90 days of a “Tax Event” as described below

Expected Ratings (Moody’s/S&P/Fitch):*	A3 (Stable)/BBB+ (Stable)/A- (Stable)

Trade Date:	June 26, 2014

Settlement Date:	July 1, 2014 (T+3)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

Rabo Securities USA, Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Standard Chartered Bank

UniCredit Capital Markets LLC

The Williams Capital Group, L.P.

CUSIP/ISIN:

2017 Notes: 61166W AR2 / US61166WAR25

2019 Notes: 61166W AS0 / US61166WAS08

2021 Notes: 61166W AT8 / US61166WAT80

2024 Notes: 61166W AU5 / US61166WAU53

2034 Notes: 61166W AN1 / US61166WAN11

2044 Notes: 61166W AP6 / US61166WAP68

2064 Notes: 61166W AQ4 / US61166WAQ42

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Tax Event Redemption of the 2064 Notes

If a Tax Event occurs, the issuer may redeem the 2064 Notes, in whole, but not in part, at the issuer’s option at any time within 90 days following the occurrence of such Tax Event, at a redemption price equal to 100% of the principal amount of the 2064 Notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

“Tax Event” means that the issuer shall have received an opinion of nationally recognized independent tax counsel that, as a result of:

•	any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

•	any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, by any court, governmental agency or regulatory authority (any of the foregoing, an “Administrative or Judicial Action”);

•	any amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

•	a threatened challenge asserted in connection with an audit of the issuer or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the 2064 Notes, in each case, occurring or becoming publicly-known on or after the original issue date of the 2064 Notes, there is more than an insubstantial increase in the risk that interest payable by the issuer on the 2064 Notes is not, or within 90 days will not be, deductible, in whole or in part, by the issuer for United States federal income tax purposes.

Holders of 2064 Notes to be redeemed will receive notice by first-class mail (and/or, to the extent permitted by applicable procedures or regulations, electronically) at least 30 and not more than 60 days before the redemption date.

Update to the “Material United States Federal Income Tax Considerations” in the Preliminary Prospectus Supplement

The following paragraph supplements the “Material United States Federal Income Tax Considerations” section of the Preliminary Prospectus Supplement and should be read together with such section of the Preliminary Prospectus Supplement:

The determination of whether an instrument is classified as indebtedness, rather than as equity, for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial, or administrative authority that directly addresses the United States federal income tax treatment of an instrument similar to the notes. The issuer believes that the notes constitute indebtedness for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The issuer will treat the notes as indebtedness for United States federal income tax purposes. By acquiring an interest in a note, each beneficial owner of a note is deemed to agree to treat the notes as indebtedness for United States federal income tax purposes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.

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